EXHIBIT 99.1


On March 30, 2004, the Registrant issued the following news release:

                "AMERICAN OIL & GAS PROVIDES OPERATIONS OVERVIEW

     DENVER, CO - American Oil & Gas, Inc. (OTCBB: "AOGI") reports that at the Company's Big Sky Project, the Williams 34X-14 well, which was successfully completed on September 30, 2003, has produced a cumulative total of 64,414 gross barrels (632 barrels net to American Oil & Gas) of oil and 17,422 gross mcf (160 mcf net to American Oil & Gas) of natural gas through December 31, 2003. The Company currently owns a 0.83% working interest in this well. The Company also owns a 0.83% working interest in the Frasca 34X-14 well, which was drilled in the same 1,280 acre spacing unit as the Williams 34X-14 well. The Frasca 34X-14 well was successfully completed and began production on February 19, 2004.

     During the remainder of 2004, the Company intends to participate in the drilling of an additional nine gross wells (0.70 net wells) in the Big Sky Project, at a total cost, net to the Company's interest, of approximately $1.5 million. Including the drilling schedule for 2004, the Company's current acreage position could provide participation in a total of 52 gross wells (2.5 net wells).

     "So far, the Big Sky Project has exceeded our projections and we expect it to continue to provide us cash flow growth as the project is developed over the next 36 months," said Patrick D' O'Brien, CEO of American Oil & Gas. "We have the capital to fund our planned Big Sky drilling obligations through the remainder of this year, and will continue to pursue initial drilling in our other projects where we believe there is potential for meaningful reserve discoveries."

     The Company intends to utilize industry participation to generate initial drilling activity at its Krejci Oil Project in the Powder River Basin of Wyoming and at its Bear Creek Coalbed Methane Project, in the Big Horn Basin of Montana. By exchanging a portion of its acreage position in these projects in return for initial drilling activity, the Company expects to be able to limit its capital exposure during the initial exploratory drilling phase, while retaining meaningful reserve potential.

     The Company is attempting to sell its Coalbed Methane Project located in the Powder River Basin of Wyoming. If the Company is able to sell this asset, it intends to re-invest the sales proceeds in areas that it believes may possess larger overall reserve potential.

     Because of the additional compliance and reporting complexities under the Sarbanes-Oxley Act, and the time required to close the Company's recently announced funding, the Company will extend the filing date of its Annual Report on Form 10-KSB, and intends to file on or before April 14, 2004.

     On March 18, 2004, the Company reported a common stock private placement of $1.5 million and a $326,000 sale of an interest in its Big Sky Project to two investors who are affiliated with each other. The Company sold 1.5 million shares of the Company's restricted common stock and 1.5 million warrants to purchase a total of 1.5 million shares of the Company's restricted common stock at an exercise price of $1.00 per share. The warrants expire on August 31, 2004,

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if not exercised. The purchase price was $1.00 for each unit of one share of common stock and one warrant to purchase one share of common stock.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about the Company can be found at the Company's website: www.americanoilandgasinc.com.

                                      # # #

     This report contains forward-looking statements. The Company uses words such as "anticipate", "believe", "expect", "future", "may", "should", "plan", "intend", and similar expressions to identify forward-looking statements. These statements are made only as of the date of this report, and future events may cause them to be less likely to prove to be true. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity."